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                                                                   Exhibit 10.30

Subject:  Keith Enstice - Termination of Employment Agreement


                    TERMINATION OF EMPLOYMENT AGREEMENT

Date Presented: January 26, 1999
Supersedes AGREEMENT presented January 24 and 25, 1999

This Termination of Employment Agreement ("Agreement") is entered into by Manugistics, Inc. ("Manugistics") and Keith Enstice ("you") who has been employed since June 20, 1983. It is acknowledged that you will terminate your employment relationship with Manugistics as of close of business, July 31, 1999 ("Termination Date"); and both you and Manugistics agree to set forth the terms and conditions upon which the employment relationship is to be terminated. You also agree that you have received valuable and sufficient consideration for entering into this Agreement. Any payment made by Manugistics will only be made after there has been a signed agreement between the parties. The parties agree to the following terms:

1.   Termination Date.

     Your Severance Period will begin on your Severance Date, January 31, 1999 and continue through July 31, 1999. You will not be required to perform company work during your Severance Period except as otherwise noted in this Agreement. You will receive your current base pay during the period January 31, 1999 through April 30, 1999, a period of thirteen (13) weeks. You will receive Severance pay and current benefits during this thirteen (13) week period even if you should secure employment with another employer. Your period of severance will continue from April 30, 1999 and through July 31, 1999 without pay and benefits except as provided for in paragraph 1a. of the AGREEMENT.

Your termination of employment from Manugistics will be effective as of close of business on your Termination Date, July 31, 1999. You will vest stock options through this Termination Date even if employment is secured prior to July 31, 1999.

1a.       Extension of Severance Period with Pay and Benefits.

     In the event you have not begun full time professional employment with another employer by May 1, 1999, and you have made a good faith effort to secure such employment, your severance pay and benefits will be continued through July 31, 1999 (maximum 13 weeks), or until full time professional employment begins with another employer, whichever occurs first.
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2.   Reason for Termination.

     It is mutually agreed by the parties that you have resigned your employment with Manugistics in order to secure employment that is more aligned with your career objectives and philosophy. Following the public announcement of your resignation on January 19, 1999, you discontinued your official duties and responsibilities as Sr. Vice President of Manugistics, EXEC member and officer of the company.

3.   Severance Pay.

     a. Severance paychecks will be issued according to Manugistics' regular payroll procedures. As part of severance payment, you agree to provide reasonable transition assistance to Manugistics during the severance period.

     b. Manugistics may offset against any amounts due to you under this Severance Agreement: (a) all amounts due from you to Manugistics; and
     (b) the value of any property of Manugistics that is in your possession which is not returned to Manugistics by the Severance Date.


4.   Benefits.

     a. You will receive all the benefits of employment with Manugistics that you have in force as of the date of this Agreement. These benefits will continue through your Termination Date, unless this Agreement specifically provides otherwise. This Agreement will not affect any rights or obligations you have otherwise accrued under Manugistics benefit plans, including Manugistics Insurance Plans, and the Manugistics, Inc. 401(K) Retirement Savings Plan. The terms of those Plans shall control concerning the termination of benefits under those plans. You will be eligible for Short Term Disability and Good Health Subsidy if an application for benefits is approved by January 14, 1999. The Employee Assistance Plan (1-800-225-8451) is available to you for six months following your Termination Date. PC Subsidy and Tuition Assistance must have been approved by HRD prior to the date of this letter to be considered. You may be eligible for unemployment compensation benefits to the extent state law allows. Severance payments made to you include all vacation, holiday entitlements and fully satisfy any claim you may have for such benefit entitlements.

     b. Following your Termination Date, you will be able to continue your company health insurance plan as set forth under COBRA. To be eligible, you must complete a timely COBRA application for coverage.
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     Under COBRA law you will be eligible for at least 18 months of coverage. You will be responsible for payment of the full premium and administrative costs: Standard Plan (approximately $196.28 per month for Employee only, $437.40 per month for Employee plus one dependent, or $573.48 per month for Family coverage); HMO, (approximately $147.86 per month for Employee only, or $399.21 per month for Family coverage). Insurance premiums are subject to change as such changes would apply to other employees.

     c.  On request, Carl Di Pietro will meet with you regarding employment
     sources and otherwise provide employment counseling.   Based on your
     performance to date, you are eligible for reemployment with Manugistics should a suitable opportunity exist.

     d. You will be required to exercise vested stock options that may be due you within thirty (30) days following your Termination Date, or such options will be forfeited.

     e. To assist you in your job search, you may retain your Palm Pilot and Think Pad computer with external drive. Also, an office and phone will be provided you through February 28, 1999. Kathleen Cinzano, or other employee designated by the company, will provide you with part time administrative support limited to job search activities and not to exceed a total of fifty (50) hours. Such assistance will include, but not be limited to, mailing resumes, faxing, use of company stationery/supplies. Company business will have priority regarding administrative support. Your ATT company calling card will be deactivated as of February 1, 1999. During your Severance Period, you will be entitled to reimbursement of up to $500 for long distance telephone calls that are required in your search for employment. Submit expense reports to HRD for reimbursement in no less than $100 increments. To be paid, expense reports must be submitted within 30 days following your Termination Date.


5.   Condition Precedent.

     All obligations of Manugistics under this Agreement are conditioned upon your compliance with your obligations herein.

6.   Termination Procedure.

     a. You will comply with the duties and responsibilities noted in Manugistics' termination procedures set forth in the on-line Employee Encyclopedia and which the parties agree are a part of this Agreement. These duties and responsibilities include, but are not limited to,
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     returning licensed manuals, proprietary information, computer equipment/software, office keys, access cards, credit cards and paying
     off Diner's Club in full.   Your computer access shall continue until
     the close of business on February 10, 1999 to allow you time to install your personal email service. This service may be discontinued sooner as determined by your manager. You will have access to research/industry reports that may be contained in the company database to the extent such is needed to support your job search efforts. Request for such reports should only be made to the Director, Human Resources. You agree to remove your personal property from and leave Manugistics premises, during regular Manugistics' business hours, on or before the Severance Date. Manugistics will provide you with a new voice mailbox so that you can receive employment related calls from outside the Company. On or before your Termination Date, the voice mailbox will be deactivated at the discretion of the company.


7.   Release of Claims.

     a. Employee Release. You hereby release Manugistics and its directors, officers, and employees from past and present claims based on acts or omissions occurring before and as of today's date. These include, but are not limited to, claims for salary, benefits, commissions and damages which are directly or indirectly related to your employment by Manugistics or the termination of your employment.

     b. Manugistics Release. Manugistics and its directors, officers, successors, agents and attorneys hereby release you and your heirs, administrators, executors, representatives, agents and attorneys from past and present claims based on acts or omissions occurring before and as of today's date. These include, but are not limited to, breach of contract, breach of duties, personal injury or torts, which are directly or indirectly related to your employment by Manugistics or the termination of your employment.

     c. Limitation of Releases. The releases in this Section apply to your employment or termination of your employment, but do not apply to claims for breach of this Agreement.


d. In consideration of the severance benefits paid to Employee pursuant to this Agreement, the Employee hereby releases Employer from any claims under the Age Discrimination in Employment Act which arose prior to the execution date of this Agreement. Employee should discuss any questions concerning this waiver with an attorney of Employee's choice prior to executing this
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    Agreement. Employee shall have a period of forty five (45) days from the date of this Agreement within which to consider this Agreement or amendments thereto. Employee may revoke this Agreement for a period of seven (7) days following its execution, and this Agreement shall not be effective or enforceable until such seven-day revocation period has expired.

8.   Noninterference.

     You agree to maintain a cooperative attitude toward Manugistics, not to disrupt Manugistics ongoing business, and not to make disparaging remarks about Manugistics. You agree to act in good faith in your conduct and to refrain from any involvement in the business affairs of Manugistics except as provided in this section or expressly directed by your manager. You also agree to be available by telephone and in person until Termination Date to the extent that Manugistics reasonably finds such necessary. If you receive any questions concerning the daily business affairs of Manugistics, including questions from customers of Manugistics, you agree to promptly refer them to your manager. Manugistics agrees to promptly refer personal messages/inquiries to you, to act in good faith and not to make disparaging remarks about you.

9.   Noncompete.

     For six (6) months after Manugistics makes the last payment under this agreement, you agree not to directly or indirectly:

     a. Solicit, attempt to solicit or contact for the purpose of soliciting for employment (for you or for any other person or business) any employee of Manugistics.

     b. Solicit, attempt to solicit or contact for the purpose of soliciting (for you or for any other person or business) any person or business which was a customer of Manugistics that you had personal involvement with during the period October 19, 1998 to January 19, 1999., or, any person or business to whom Manugistics had proposed future service to (Attachment 1) The solicitation restrictions of this paragraph apply to you if you are associated with or representing, directly or indirectly, any interest with products and services that are in direct competition with a major part of the Manugistics product line that exists as of this date.

     c. Seek or accept employment with I2 or SAP in any capacity. Employment opportunities with Baan, PeopleSoft, Synquest, Logility, Numetrix or Oracle must be approved, in writing, by Bill Gibson before being pursued in earnest. Such approval shall be based on the degree
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     to which your employment with the aforementioned employers will have adverse impact on Manugistics ability to compete. Such approval shall not be unreasonably withheld. You will be authorized to seek employment with any employer not noted in this paragraph. Once you have begun employment with a new employer, you agree to notify Manugistics' Director of Human Resources, in writing, with the employer's name and address, date of employment, your new job title and a brief description of job duties.

     You understand that you cannot disclose any confidential information and/or trade secrets of Manugistics as set out in your Conditions of Employment or applicable law. Breach of any of the obligations in the Code of Conduct or Conditions of Employment are deemed a breach of this AGREEMENT. Paragraphs 9a, b, and c supersede similar language in the Conditions of Employment.

     d. Both parties agree that your consent to your obligations under this Noncompete Section is an important consideration for Manugistics to enter into this Agreement and that these obligations are meant to protect Manugistics confidential information which is a valuable asset and could be used by its competitors to Manugistics detriment. You understand the value of this provision to Manugistics, and you also agree that Manugistics may not be able to fully protect its rights through money damages. Therefore, you understand that Manugistics may seek injunctive relief in order to ensure that this provision is enforced. If a court with proper jurisdiction finds that this provision is too broad, both parties agree that the court may limit it so that it may be enforced to the fullest extent possible.

10.  Reaffirmation of Your Obligations.

     You agree to reaffirm the obligations under the Manugistics Employee Code of Conduct and the Manugistics Conditions of Employment to which you have been bound since your first day of employment by Manugistics. Receipt of Manugistics benefits as noted in this Agreement or elsewhere, are subject to your full compliance with the Manugistics Code of Conduct and Conditions of Employment.


11.  Entire Agreement.

     This Agreement is the entire agreement between the parties with regard to your employment with Manugistics, and the termination of your employment, and supersedes all previous communications between you and Manugistics relating to your employment or termination.
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12.  Confidentiality.

     You hereby agree to keep the terms of this Agreement confidential and not to disclose this Agreement with anyone other than your tax or legal advisors, without Manugistics' consent which will not be unreasonably withheld. Manugistics will only disclose the terms of this Agreement to its tax and legal advisors and those Manugistics employees whose position reasonably requires such knowledge.

13.  Acknowledgment of Understanding.

YOU AGREE THAT YOU HAVE READ AND FULLY UNDERSTAND AND AGREE WITH THE TERMS OF THIS AGREEMENT. YOU ALSO AGREE THAT YOU HAVE NOT BEEN COERCED IN ANY MANNER WITH REGARD TO THIS AGREEMENT, AND HAVE AGREED TO THESE TERMS AFTER FULL AND FAIR NEGOTIATION.

This Agreement is agreed to and accepted by:

YOU:                          MANUGISTICS:

By:                            By:
(Signature)                     (Signature)

Print Name:                     Print Name:

Title:                          Title:

Date Signed:                    Date Signed:

cc:  Signed Conditions of Employment and Code of Conduct
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Subject:  Keith Enstice - Attachment 1 to Termination of Employment
      Agreement

Here is Attachment 1 of your Termination of Employment Agreement dated January 26, 1999. Please acknowledge it by signing in the appropriate space and fax to me at 301 998 7350.

3PL:MAN.CO, Alcan, Alcatel Italy, Alcoa Italy, Allegiance, Allied Domecq, Allied Domeq MX, Allied Signal
? Automotive, Am. Power Conv, Amoco,
Anadigics, Antartica ? BR, Apotex, Avnet ? CMG, Avon, Banctec, BASF, Bass, Bausch & Lomb, BF Goodrich, Bouygues, Campbells, Campbells Soup, Carlton & United Breweries, Carrier, Champion, Champion International, Chelsea, CibaVision, Coats Viyella, Condumex, Cordis Europe, COTY, Cummins, Danone, David's, Dockers, Duni, Dupont, Duracell, Ericsson, Eugene Perma, Evans & Sutherland, Evans Medical, Fleury-Michon, Fortune Brands ( Acco Brands ), Fruit of the Loom, FTM, Galey & Lord, Gilette, Gillette Int'l Division, Gillette NAG, Glaxo, Glaxo Welcome, GNB, Guinness, Harley, Helix/CSC, Henken Spain, Herlitz, Hewlett Packard, HP Mexico MX, IAMA, Iglo Ora, Intel, J&J Consumer Companies, K tech, Kellogg, Lafarge Aluminates, Land O Lakes Dairy, Lever Br ? Windies, Levis, Lifestyle Furn, Lockheed Martin, Lockheed Martin Tactical, Lorillard Tobacco, LU, Marketing Data, Marshall Industries, McKesson, Medtronic, Merial Ltd., Michelin, Millbrook, Motorola Lighting, Mrs. Smith's Pies, Mylex, Nabisco, Nabisco Food Services, Nestle, NIMA, NIMA / Template, Nippon Ham, Nycomed Amersham, Oji Paper, Oral-B, Ortho-McNeil, Osram, PageNet, Persico-MCFamily, Pillsbury, PPG, Proj BackPack, Puig, R.Collman BR, Reckitt & Colman, Richfood, Rohm & Haas, Sadia BR, Sara Lee Bakery, Schering Plough, SLC Transportation, Smorgan Steel/Tasco, Smuckers, Snack Brands (Frito Lay), Solectron, Springs Industries, Sun Apparel, Sun Apparel MX, Sunbeam, Sunoco, Sunstar, Taylor Made, Tibbett & Britten, Unilever ? HPC, Unilever AR, Van Den Bergh Foods, Warner Lambert, Warner Music, Whirlpool, Wickes, Wilson Industries, WL Mexico

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Reviewed and Agreed:


_______________________
Keith Enstice

_______________________
Date Signed